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                                                                     EXHIBIT 3.1


                           ARTICLES OF MERGER BETWEEN
                           HARVARD INDUSTRIES, INC.,
                                      AND
                           HARVARD MERGER CORPORATION


     Pursuant to Section 607.1105 of the Florida Business Corporation Act and
Section 252 of the General Corporation Law of the State of Delaware, Harvard Merger Corporation, a Florida corporation ("Survivor") and Harvard Industries, Inc., a Delaware corporation ("Merging Corporation"), hereby adopt the following Articles of Merger for the purpose of effecting the merger of the Merging Corporation into its subsidiary, the Survivor, which will be the surviving corporation (the "Merger").

                                   ARTICLE I

     The Agreement and Plan of Merger effecting the Merger of the Merging Corporation with and into the Survivor is attached hereto and made a part of these Articles of Merger as Exhibit "A".

                                   ARTICLE II

     The name of the surviving corporation is Harvard Merger Corporation which, pursuant to the Agreement and Plan of Merger, will change its name from and after the effective date, as hereinafter provided, to Harvard Industries, Inc.

                                  ARTICLE III

     The effective date of the Merger shall be upon the filing of these Articles of Merger with the Secretary of State of Florida.

                                   ARTICLE IV

     The Agreement and Plan of Merger was adopted by the unanimous written consent of the Board of Directors of Survivor on February 9, 1996 and by the written consent of Merging Corporation, as the sole shareholder of Survivor, on behalf of Survivor on February 9, 1996. The Agreement and Plan of Merger was adopted by the unanimous written consent of the Board of Directors of Merging Corporation and by the affirmative vote of the holders of a majority of the aggregate number of outstanding shares of Common Stock of Merging Corporation on March 18, 1996.


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     IN WITNESS WHEREOF, the undersigned has executed this document as of the
20th day of March, 1996.






                                       HARVARD MERGER CORPORATION, a
                                       Florida corporation


                                       By:
                                          ---------------------------------
                                       Title:     President


                                       HARVARD INDUSTRIES, INC., a Delaware
                                       corporation


                                       By:
                                          ---------------------------------
                                       Title:     Vice President


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                                  EXHIBIT "A"

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER dated March 20, 1996 (the "Agreement"), is entered into between Harvard Merger Corporation, a Florida corporation ("Harvard-Florida"), and Harvard Industries, Inc., a Delaware corporation ("Harvard-Delaware").

                                   BACKGROUND

     Harvard-Delaware has an aggregate authorized capital stock of (i) 15,000,000 shares of Common Stock, par value $.01 per share (the "Harvard-Delaware Common Stock"), of which, as of February 1, 1996, 6,994,907 shares were issued and outstanding, (ii) 12,000,000 shares of Pay-in-Kind Exchangeable Preferred Stock, par value $.01 per share (the "Harvard-Delaware PIK Preferred"), of which, as of February 1, 1996, 4,035,000 shares were issued and outstanding, (iii) 500,000 shares of Series A Junior Preferred Stock, par value $.01 per share, of which, as of February 1, 1996, no shares were issued and outstanding, and (iv) 2,500,000 shares of Preferred Stock, par value $.01 per share, of which, as of February 1, 1996, no shares were issued and outstanding.

     Harvard-Florida has an aggregate authorized capital stock of (i) 15,000,000 shares of Common Stock, par value of $.01 per share (the "Harvard-Florida Common Stock"), of which 100 shares were duly issued and are now outstanding, and held by Harvard-Delaware, (ii) 12,000,000 shares of Pay-in-Kind Exchangeable Preferred Stock, par value $.01 per share (the "Harvard-Florida PIK Preferred"), of which, as of February 1, 1996, no shares were issued and outstanding, (iii) 500,000 shares of Series A Junior Preferred Stock, par value $.01 per share, of which, as of February 1, 1996, no shares were issued and outstanding, and (iv) 2,500,000 shares of Preferred Stock, par value $.01 per share, of which, as of February 1, 1996, no shares were issued and outstanding.

     The respective Boards of Directors of Harvard-Florida and Harvard-Delaware believe that the best interests of Harvard-Florida and Harvard-Delaware and their respective stockholders will be served by the merger of Harvard-Delaware with and into Harvard-Florida under and pursuant to the provisions of this Agreement and the Delaware General Corporation Law and the Florida Business Corporation Act.

                                   AGREEMENT

     In consideration of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.

          1. Merger. Harvard-Delaware shall be merged with and into Harvard-Florida (the "Merger").


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          2.   Effective Date.  The Merger shall become effective immediately upon the later of the filing of this Agreement or a certificate of merger with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law and the filing of articles of merger with the Secretary of State of Florida in accordance with the Florida Business Corporation Act. The time of such effectiveness is hereinafter called the "Effective Date."

          3. Surviving Corporation. Harvard-Florida shall be the surviving corporation of the Merger and shall continue to be governed by the laws of the State of Florida. On the Effective Date, the separate corporate existence of Harvard-Delaware shall cease.

          4. Name of Surviving Corporation. On the Effective Date, the Articles of Incorporation of Harvard-Florida shall be amended to change the name of Harvard-Florida to "Harvard Industries, Inc."

          5. Certificate of Incorporation. Except as provided in Section 4, the Articles of Incorporation of Harvard-Florida as it exists on the Effective Date shall be the Articles of Incorporation of Harvard-Florida following the Effective Date, unless and until the same shall thereafter be amended or repealed in accordance with the laws of the State of Florida.

          6. By-Laws. The By-Laws of Harvard-Florida as they exist on the Effective Date shall be the By-Laws of Harvard-Florida following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Florida.

          7. Board of Directors and Officers. The members of the Board of Directors and the officers of Harvard-Delaware immediately prior to the Effective Date shall be the members of the Board of Directors and the officers, respectively, of Harvard-Florida following the Effective Date, and such persons shall serve in such offices for the terms provided by law or in the By-Laws, or until their respective successors are elected and qualified.

          8. Retirement of Outstanding Harvard-Florida Stock. On the Effective Date, each of the 100 shares of the Harvard-Florida Common Stock presently issued and outstanding shall be retired, and no shares of Harvard-Florida Common Stock or other securities of Harvard-Florida shall be issued in respect thereof.

          9. Conversion of Outstanding Harvard-Delaware Stock. On the Effective Date, each issued and outstanding share of Harvard-Delaware Common Stock and all rights in respect thereof shall be converted into one fully-paid and nonassessable share of Harvard-Florida Common Stock, and each certificate representing shares of Harvard-Delaware Common Stock shall for all purposes be deemed to evidence the ownership of the same number of shares of Harvard-Florida Common Stock as are set forth in such certificate.

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Also on the Effective Date, each issued and outstanding share of
Harvard-Delaware PIK Preferred and all rights in respect thereof shall be converted into one fully-paid and nonassessable share of Harvard- Florida PIK Preferred, and each certificate representing shares of Harvard-Delaware PIK Preferred shall for all purposes be deemed to evidence the ownership of the same number of shares of Harvard-Florida PIK Preferred as are set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of Harvard-Delaware capital stock may surrender the same to Harvard-Florida's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefore a certificate(s) evidencing the ownership of the same number and class of shares of Harvard-Florida capital stock as are represented by the Harvard-Delaware certificate(s) surrendered to Harvard-Florida's registrar and transfer agent.

          10. Stock Options, Warrants, Etc. On the Effective Date, each stock option, stock warrant, and other right to subscribe for or purchase shares of Harvard-Delaware Common Stock shall be converted into a stock option, stock warrant, or other right to subscribe for or purchase the same number of shares of Harvard-Florida Common Stock, and each certificate, agreement, note or other document representing such stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of Harvard-Delaware Common Stock shall for all purposes be deemed to evidence the ownership of a stock option, stock warrant, or other right to subscribe for or purchase shares of Harvard-Florida Common Stock.

          11. Rights and Liabilities of Harvard-Florida. At and after the Effective Date, and all in the manner of and as more fully set forth in the Florida Business Corporation Act and the Delaware General Corporation Law, the title to all real estate and other property, or any interest therein, owned by each of Harvard-Delaware and Harvard-Florida shall be vested in Harvard-Florida without reversion or impairment; Harvard-Florida shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal and mixed, of each of Harvard-Delaware and Harvard-Florida without reversion or impairment; Harvard-Florida shall thenceforth be responsible and liable for all the liabilities and obligations of each of Harvard-Delaware and Harvard-Florida; any claim existing or action or proceeding pending by or against Harvard-Delaware or Harvard-Florida may be continued as if the Merger did not occur or Harvard-Florida may be substituted for Harvard-Delaware in the proceeding; neither the rights of creditors nor any liens upon the property of Harvard-Delaware or Harvard-Florida shall be impaired by the Merger; and Harvard-Florida shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

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          12.  Termination.  This Agreement may be terminated and abandoned by action of the respective Boards of Directors of Harvard-Delaware and Harvard-Florida at any time prior to the Effective Date, whether before or after approval by the stockholders of either or both of the parties hereto.

          13. Amendment. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Date; provided that an amendment made subsequent to the approval of this Agreement by the stockholders of either of the parties hereto shall not: (a) alter or change the number or kind of shares to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Articles of Incorporation of Harvard-Florida (except as contemplated below), or (c) change any other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.
Notwithstanding the foregoing, the Articles of Incorporation of Harvard-Florida may be amended to increase the number of shares of authorized capital stock if such an amendment is adopted by the stockholders of Harvard-Delaware with respect to the Articles of Incorporation of Harvard-Delaware.

          14. Conditions. The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions: (i) no action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of the Merger, (b) cause the Merger to be rescinded following consummation, or (c) adversely affect the business, assets, properties, operations (financial or otherwise), or prospects of Harvard-Florida as a result of the Merger (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); and
(ii) the parties shall have received all consents of third parties that have agreements with Harvard-Delaware and whose consent is required for the assumption of such agreements by Harvard-Florida.

          15. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Plan and Agreement of Merger to be executed as of the date first written above.


                                                 HARVARD MERGER CORPORATION,
                                                 a Florida corporation


                                                 By:  /s/ Richard T. Dawson
                                                    -------------------------
                                                 Title:    President

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                                                  HARVARD INDUSTRIES, INC.,
                                                  a Delaware corporation


                                                  By:  /s/ Joseph J. Gagliardi
                                                     --------------------------
                                                  Title:   Vice President